Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact: William Rex, Pres & CEO
or Investor Relations at
Rexhall Industries, Inc. (661) 726-0565

Rexhall Industries Files Form 15 to Deregister its Common Stock with Securities and Exchange Commission

LANCASTER, California, November 22, 2004 - Rexhall Industries, Inc. (NASDAQ: REXL) today announced that it filed a Form 15 with the Securities and Exchange Commission to deregister its common stock and suspend its reporting obligations under the Securities Exchange Act of 1934. The Company expects the deregistration to become effective in 90 days after the filing with the SEC.

As a result of the filing of the Form 15, the Company’s obligation to file with the SEC certain reports and forms, including Forms 10-K, 10-Q, and 8-K, will immediately cease. In addition, the common stock of Rexhall will no longer be listed on the The Nasdaq Stock Market.

According to William Rex, the Company’s President and Chief Executive Officer, “After careful consideration, our board of directors decided to take this action because we believe that the disadvantages of continuing as a public company far outweigh any of the advantages.”

Among the factors considered by the board of directors in reaching its decision were: the substantial increase in costs and expenses that the Company would have to incur in 2005 and thereafter associated with being a public company in light of the Sarbanes-Oxley Act of 2002, particularly complying with Section 404 of that act; the ongoing costs and expenses, both direct and indirect, associated with the preparation and filing of the Company’s periodic reports with the SEC; the perceived need to use available resources in its business rather than to comply with regulatory requirements associated with being a public company; the pending delisting of Rexhall’s common stock from The Nasdaq Stock Market as a result of Rexhall’s inability to comply with the Nasdaq maintenance criteria for continued listing; the recent drop in the market price of Rexhall’s common stock to below the minimum $1.00 per share bid price also required by Nasdaq to maintain a listing on the Nasdaq Stock Market; the fact that the Company’s stock is very thinly traded; the nature and extent of the trading in the Company’s common stock; and the lack of analyst coverage and minimal liquidity for the Company’s common stock.

In addition to the significant time and cost savings resulting from deregistration, this action is intended to allow the Company’s management to focus its attention and resources on Rexhall’s core business of building Class A motorhomes.

Rexhall Industries, Inc. (www.rexhall.com) designs, manufactures and sells various models of Class A motorhomes used for leisure travel and outdoor activities. Rexhall’s five lines of Class A motorhomes, sold through dealer locations across the U.S., Canada and Europe, include RoseAir, RexAir, Aerbus, American Clipper and Vision.